Exhibit 3.1

certificate of DESIGNATION OF

SERIES E CONVERTIBLE PREFERRED STOCK

of

VERITEQ CORPORATION

Pursuant to the provisions of Section 151

of the General Corporation Law of the State of Delaware

Veriteq Corporation (the “Corporation”), a corporation organized and validly existing under the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies that the following resolutions have been duly adopted by the Corporation’s Board of Directors by means of a Unanimous Consent of the Board executed on May 2, 2016, pursuant to authority conferred upon the Board of Directors by the Corporation’s Certificate of Incorporation and the DGCL:

WHEREAS, the Certificate of Incorporation of the Corporation (the “Certificate”), authorizes a class of stock designated as Preferred Stock (the “Preferred Stock”), comprising 5,000,000 shares, par value $0.01 per share, provides that such Preferred Stock may be issued from time to time in one or more series, and vests authority in the Board of Directors, within the limitations and restrictions stated in the Certificate, to fix or alter the voting powers, designations, preferences and relative participating, optional or other special rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences of any series of Preferred Stock within the limitations set forth in the General Corporation Law of the State of Delaware;

WHEREAS, it is the desire of the Board of Directors to designate one new series of Preferred Stock and to fix the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, as provided herein.

NOW, THEREFORE, BE IT RESOLVED, that the Corporation does hereby designate 1,000 shares of the authorized but unissued Preferred Stock as Series E Convertible Preferred Stock (the “Series E Preferred”) and does hereby fix the powers, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions of the Series E Preferred to be as follows:

SERIES E CONVERTIBLE PREFERRED STOCK

A.       Designation. 1,000 shares of the authorized, but undesignated preferred stock, $0.01 par value per share, of the Corporation are hereby constituted as a series of the preferred stock designated as “Series E Convertible Preferred Stock” (“Series E Preferred”). The date on which the Corporation initially issues any share of Series E Preferred shall be deemed to be its “date of issuance” regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share. The Series E Preferred shall have rights and preferences relative to all other classes and series of the capital stock of the Corporation as set forth herein.

B.       Dividends. Following the eighteen month anniversary of the date of issuance, the holders of the Series E Preferred shall be entitled to receive dividends at the rate of 5% per annum, payable quarterly. No dividends (other than those payable solely in Common Stock) shall be paid on the Common Stock or any class or series of capital stock ranking junior, as to dividends, to the Series E Preferred during any fiscal year of the Corporation until there shall have been paid or declared and set apart during that fiscal year for the holders of the Series E Preferred a dividend in an amount per share equal to (i) the number of shares of Common Stock issuable upon conversion of the Series E Preferred Stock times (ii) the amount per share of the dividend to be paid on the Common Stock.

C.       Preference on Liquidation.

1.       Upon the occurrence of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a “Liquidating Event”), each holder of Series E Preferred then outstanding shall be entitled to receive, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Common Stock, or other series of preferred stock then in existence that is outstanding and junior to the Series E Preferred upon liquidation, an amount per share of Series E Preferred equal to the amount that would be receivable if the Series E Preferred had been converted into Common Stock immediately prior to such liquidation distribution, plus, in each case, accrued and unpaid dividends. For purposes of this Subsection C.1, a merger or consolidation involving the Corporation or sale of all or substantially all of the Corporation’s assets shall not be deemed a Liquidating Event.

2.       Written notice of any such Liquidating Event stating a payment date, the place where such payment shall be made and the amount of each payment in liquidation shall be given by first class mail, postage prepaid, not less than ten (10) days prior to the payment date stated therein, to each holder of record of the Series E Preferred at such holder’s address as shown in the records of the Corporation. If upon the occurrence of a Liquidating Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series E Preferred and all other classes or series of stock ranking on a parity with the Series E Preferred upon liquidation the full amount to which they shall be entitled, the holders of the Series E Preferred shall share ratably with any other such class or series in any distribution of assets according to the amounts that would be payable in respect of the shares held by each of them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

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D.       Voting.

1.       Except as otherwise expressly provided in Subsection D.2, Section F or Section G hereof or as required by law, the holders of shares of Series E Preferred shall vote together with the holders of Common Stock as a single class. The holder of each share of Series E Preferred (i) shall be entitled to the number of votes with respect to such share equal to the number of shares of Common Stock into which such share of Series E Preferred could be converted on the record date for the subject vote or written consent (or, if there is no such record date, then on the date that such vote is taken or consent is effective) and (ii) shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not be permitted, and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series E Preferred held by each holder could be converted) shall be reduced to the nearest whole number.

2.       The holders of record of the shares of Common Stock and the holders of record of the shares of Series E Preferred, voting together as a single class, shall be entitled to elect the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

E.       Conversion Rights.

1.       Conversion. Each share of Series E Preferred Stock shall be convertible into such number of shares of the Corporation's common stock, par value $0.00001 per share (the “Common Stock”),equal to 0.1% of the Corporation at the time of conversion on a fully diluted basis (i.e. after giving effect to all securities and assuming conversion and exercise of all securities, including, but not limited to, all common shares, preferred shares, convertible debt securities, options and warrants, whether they are in the money or not and whether they are exercisable or not); provided, that once a majority of the outstanding Series E Preferred Stock has been converted into Common Stock, then any other Series E Preferred Stock then outstanding shall automatically be deemed converted into Common Stock on the fifth business day following the date that a majority of the outstanding Series E Preferred Stock is converted into Common Stock. Such fifth business day shall be deemed a Conversion Date (as defined below), following which the mechanics of conversion set forth in Section E.3. herein shall then be followed.

2.        Right to Convert. Each share of Series E Preferred and all accrued and unpaid dividends thereon shall be convertible at the option of the holder thereof, at any time after the six month anniversary of the issuance of such share, into fully paid and nonassessable shares of Common Stock of the Corporation.

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3.       Mechanics of Conversion.

(i)       The holder of any shares of Series E Preferred may exercise the conversion rights as to such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Series E Preferred, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation or accompanied by a written instrument or instruments of transfer (if required by it), accompanied by written notice stating that the holder elects to convert all or a number of such shares represented by the certificate or certificates. Such notice shall also state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As promptly as practicable thereafter (but in any event within three (3) business days thereafter), the Corporation shall issue and deliver to such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Subsection E.3 (ii). The holder shall be deemed to have become a stockholder of record on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Series E Preferred represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate representing the number of shares of Series E Preferred not so converted.

(ii)       No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series E Preferred. If more than one share of Series E Preferred shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series E Preferred so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Series E Preferred, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the value of such fractional interest based upon the Current Market Price of the Common Stock on the Conversion Date. For purposes of this Subsection E.3(ii), the “Current Market Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the closing sale price per share of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then reported by the OTC Markets Group (or a similar organization or agency succeeding to its functions of reporting prices), the most recent sale price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent qualified appraiser selected in good faith and paid for by the Investor. Notwithstanding the foregoing, if there is no reported closing price, last reported sales price, or bid and ask prices, as the case may be, for the day in question, then the Current Market Price shall be determined as of the latest date prior to such day for which such closing price, last reported sales price, or bid and ask prices, as the case may be, are available, unless such securities have not been traded on an exchange or in the over-the-counter market for 30 or more days immediately prior to the day in question, in which case the Current Market Price shall be determined in good faith by, and reflected in a formal resolution of, the Board of Directors of the Corporation. For purposes hereof, “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB, the OTCQX or the OTC Pink (or any successors to any of the foregoing).

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(iii)       The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series E Preferred pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series E Preferred so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(iv)      The Corporation shall use its reasonable best efforts to reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Series E Preferred, the full number of shares of Common Stock deliverable upon the conversion of all Series E Preferred from time to time outstanding. The Corporation shall from time to time use its best efforts to obtain necessary director and stockholder approvals, in accordance with the laws of the State of Delaware, to increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series E Preferred at the time outstanding, and shall take all such actions as are necessary to increase such authorized amount of Common Stock upon obtaining such approvals.

(v)       If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series E Preferred require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

(vi)      Assuming there are a sufficient number of authorized shares of Common Stock available for issuance, all shares of Common Stock that may be issued upon conversion of the shares of Series E Preferred will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

(viii)    The Corporation will not, by amendment of the Certificate or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this Section E and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series E Preferred against impairment.

(ix)      Assuming there are a sufficient number of authorized shares of Common Stock available for issuance upon such conversion, if by the third trading day after a Conversion Date the Corporation fails to deliver the required number of shares of Common Stock underlying the Series E Preferred in the manner required pursuant to this Subsection E.3, then the applicable holder of Series E Preferred will have the right to rescind such conversion.

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(x)       Assuming there are a sufficient number of authorized shares of Common Stock available for issuance upon such conversion, if by the third trading day after a Conversion Date the Corporation fails to deliver the required number of shares of Common Stock underlying the Series E Preferred in the manner required pursuant to this Subsection E.3, and if after such third trading day and prior to the receipt of such shares of Common Stock, shares of Common Stock are purchased by or for the account of the applicable holder of Series E Preferred (in an open market transaction or otherwise) to deliver in satisfaction of a sale by such holder of the underlying shares of Common Stock which such holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall (1) pay in cash to such holder the amount by which (x) such holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of underlying shares of Common Stock that the Corporation was required to deliver to such holder in connection with such conversion by (B) the closing price of the Common Stock on the Conversion Date and (2) at the option of such holder, either reinstate the number of shares of Series E Preferred for which such conversion was not honored or deliver to such holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder. Any such holder of Series E Preferred shall provide the Corporation written notice indicating the amounts payable to such holder in respect of the Buy-In.

F.       Protective Provisions. So long as at least 501 shares of Series E Preferred are outstanding (subject to adjustment for stock splits, combinations and the like), in addition to any other approvals required by applicable law, the prior consent, approval or vote of the holders of all the outstanding Series E Preferred shall be required (in addition to any consent or approval otherwise required by law) for the Corporation to take any of the following actions:

(1)       amend, alter or repeal any provision of the Certificate (whether by merger or otherwise) so as to affect the rights, preferences or privileges of the Series E Preferred;

(2)       authorize, create, designate, establish or issue (whether by merger or otherwise) (i) an increased number of shares of Series E Preferred, or (ii) any other class or series of capital stock ranking senior to or on parity with the Series E Preferred as to dividends or upon liquidation or reclassify any shares of Common Stock into shares having any preference or priority as to dividends or upon liquidation superior to or on parity with any such preference or priority of Series E Preferred; or

(3)       purchase or redeem, or pay or declare any dividend or make any distribution on, any securities junior in priority to the Series E Preferred.

G.       Amendment; Waiver. Any term of the Series E Preferred may be amended or waived upon the written consent of the Corporation and the holders of all the Series E Preferred then outstanding, voting together as a single class; provided, however, that the right to convert the Series E Preferred may not be altered or waived, without the written consent of the holders of all of the Series E Preferred then outstanding; and provided, further, that no such amendment or waiver may adversely affect the rights of any holder without such holder’s written consent.

H.       Action By Holders. Any action or consent to be taken or given by the holders of the Series E Preferred may be given either at a meeting of the holders of the Series E Preferred called and held for such purpose or by written consent.

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IN WITNESS WHEREOF, Veriteq Corporation has caused this Certificate to be signed by Kenneth Shapiro, its Chief Executive Officer, this 4th day of May, 2016.

VERITEQ CORPORATION

By:	/s/ Kenneth Shapiro
Name:	Kenneth Shapiro
Title:	Chief Executive Officer

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